UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. __)*


                      The Rattlesnake Holding Company, Inc.
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                                (Name of Issuer)

                          Common Stock, $.001 par value
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                         (Title of Class of Securities)
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                                    753904101
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                                 (CUSIP Number)
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                    Ruskin, Moscou, Evans & Faltischek, P.C.
                     170 Old Country Road, Mineola, NY 11501
                        Attention: Stuart M. Sieger, Esq.
                                 (516) 663-6600
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                 (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)
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                                February 26, 1999
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             (Date of Event which Requires Filing of this Statement)

     The filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

     Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

     Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D
--------------------------                        -----------------------------
 CUSIP No. 753904101                              Page 2 of 3 Pages

---------------------------                       -----------------------------
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    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Joseph Ottomanelli

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    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
            (a) [  ]

            (b) [  ]
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    3       SEC USE ONLY
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    4       SOURCE OF FUNDS*

     OO
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     5 CHECK BOX IF  DISCLOSURE  OF LEGAL  PROCEEDINGS  IS REQUIRED  PURSUANT TO
ITEMS 2(d) or 2(e) [ ]
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    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            USA
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      NUMBER OF
        SHARES              7      SOLE VOTING POWER
     BENEFICIALLY
       OWNED BY                    4,271,029 Common Stock, $.001 par value
         EACH
      REPORTING
        PERSON
         WITH
                        -------------------------------------------------------

                            8      SHARED VOTING POWER

                                   -0-
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                            9      SOLE DISPOSITIVE POWER

                                   4,271,029 Common Stock, $.001 par value
                        -------------------------------------------------------

                        10         SHARED DISPOSITIVE POWER

                                   -0-
                        -------------------------------------------------------

11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             4,271,029 Common Stock, $.001 par value
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     12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*[]
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13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             14.2%
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14           TYPE OF REPORTING PERSON*

             IN
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                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
       INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 2 of 5 (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION

Item 1.  Security and Issuer.

         The Rattlesnake Holding Company, Inc.
         2 South Main Street
         South Norwalk, CT  06854

         Common Stock, $.001 par value

Item 2.  Identity and Background.

         Joseph Ottomanelli
         439 East 82nd Street
         New York, NY  10028

Item 3.  Source and Amount of Funds or Other Consideration.

         OO

Item 4.  Purpose of Transaction.

                  Payment for services rendered.

Item 5.  Interest in Securities of the Issuer.

         14.2%

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

     The Reporting Person has agreed not to sell 1,744,000 shares until after June 30, 1999 and has further agreed not to sell his remaining shares until after February 1, 2000.

Item 7.  Material to be Filed as Exhibits.

         Not Applicable.


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.

DATED:   June 15, 1999





                                       By:/s/Joseph Ottomanelli
                                          --------------------------
                                           Joseph Ottomanelli